Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective on May 25, 2023 (the “effective date”), between CORONADO GLOBAL RESOURCES INC. (the “Company”), a Delaware corporation and Garold R. Spindler (“Employee”), presently residing in or near Wilton, Connecticut.

WITNESSETH:

WHEREAS, Employee was employed as Chief Executive Officer of the Company, in which capacity he has contributed materially to the Company’s success;

WHEREAS, Employee resigned his position as Chief Executive Officer and was immediately appointed to the position of Executive Chair of the Company each as of the effective date; and

WHEREAS, the Company wishes to ensure the continued availability of Employee’s services and of reasonable protection against Employee’s competing against the Company, and Employee is willing to give such assurance in return for certain consideration including certain compensation and protections as set forth in this Agreement,

NOW, THEREFORE, intending to be legally bound hereby, the Company on behalf of itself or a subsidiary hereby agrees to employ Employee, and Employee hereby agrees to be employed by the Company, or a subsidiary of the Company, upon the following terms and conditions:

1.                  Duties and Responsibilities.

The Company’s board of directors (“Board”) has appointed Employee to hold the position of Executive Chair of the Board. In that role, the Employee shall render such services and perform such duties commensurate with his position as may be reasonably expected or assigned to him, from time to time, by the Board. Excluding any periods of vacation and sick leave to which Employee is entitled, Employee agrees to devote reasonable attention and time during normal business hours to the affairs of the Board and the business and affairs of the executive management team of the Company and its subsidiaries and, to the extent necessary, to discharge the responsibilities assigned to Employee hereunder, to use Employee’s reasonable best efforts to perform faithfully and efficiently such responsibilities.

2.                  Compensation.

Employee’s base salary effective as of the effective date set forth above shall be US$700,000 per year, which shall be reviewed from time to time and may be increased or decreased, upon recommendation of the standing Compensation and Nominating Committee, by the Board as it determines to be in the best interests of the Company and its stockholders and in accordance with Employee’s then current responsibilities, paid in accordance with the Company’s regular payroll practices and on regularly scheduled payroll dates. The Employee shall also be entitled to an annual director’s fee of US$225,000 for so long as he serves on the Board unless such director’s fee is otherwise adjusted by action of the Board. In addition, except as otherwise prohibited due to his position on the Board, Employee shall be entitled to participate in all short-term incentive, long term incentive, welfare, savings and retirement and other employee benefit plans, practices, policies, and programs applicable generally to other executive officers of the Company and its subsidiaries. The Employee’s salary and director’s fee shall be prorated for a partial year.

3.                  Term; Termination of Employment.

(a)            Subject to the terms and provisions of this Agreement, Employee’s employment hereunder as the Executive Chair shall commence on the effective date. This Agreement shall automatically renew annually at the annual general meeting of stockholders (“AGM”) unless (i) the Board terminates the Employee in accordance with this Agreement, (ii) the Employee resigns from either the Company or the Board, (iii) the Employee is not reelected by the stockholders or otherwise is lawfully removed as a director of the Company in accordance with the Company’s Articles of Incorporation, By-Laws or the Corporate Law of the State of Delaware, or (iv) the Employee dies. Unless the Agreement is otherwise terminated, as enumerated above, or is not automatically renewed by lawful action of the Directors or the stockholders, the Agreement shall expire by its own terms effective as of the date first to occur of: the next AGM or the date such termination becomes effective in accordance with the terms of this Section 3 or Section 4 hereof.

(b)            The employment of Employee hereunder may be terminated by the Company with or without Cause (as defined below) or by Employee with or without Good Reason (as defined below). If the Company determines in good faith that the Disability (as defined below) of Employee has occurred, it may give to Employee written notice of its intention to terminate Employee’s employment within not less than thirty (30) days from the date the Employee receives the notice.

(c)            “Cause” shall mean by reason of Employee’s: (I) conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to the Company or its subsidiaries or affiliates or involving acts of theft, fraud, embezzlement, moral turpitude, or similar conduct, (II) repeated intoxication by alcohol or drugs during the performance of Employee's duties in a manner that materially and adversely affects Employee's performance of such duties, (III) malfeasance, in the conduct of such Employee's duties, that consists of (1) willful and intentional misuse or diversion of funds of the Company or its affiliates, (2) embezzlement, or (3) fraudulent, willful or material misrepresentations or concealments on any written reports submitted to the Company or its affiliates, or (IV) material failure to perform the duties of Employee’s employment or material failure to follow or comply with the reasonable and lawful written directives of the Board, or the board of managers or other governing body a subsidiary or affiliate of the Company by which such Employee is employed, in either case after Employee shall have been informed, in writing, of such material failure and given a period of not more than thirty (30) days to fully remedy same.

(d)            “Disability” shall mean Employee's incapacity due to physical or mental illness that (i) shall have prevented Employee from performing his duties for the Company or any of its subsidiaries or affiliates on a full-time basis for more than 180 days or (ii) (x) the Board determines is likely to prevent Employee from performing such duties for such a 180-day period and (y) 30 days has elapsed since delivery to Employee of the written determination of the Board and Employee has not resumed such performance (in which case the date of termination in the case of a termination for "Disability" pursuant to this subsection (ii) shall be deemed to be the last day of such 30-day period).

(e)            “Good Reason” shall mean, without Employee’s express written consent, the occurrence of any one or more of the following: (i) a material diminution of Employee’s authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an employee of the Company (any such diminution occurring as a result of the Company’s ceasing to be a publicly traded entity shall be deemed material for purposes of the foregoing); (ii) the Company’s requiring Employee to be based at a location in excess of thirty-five miles from the location of Employee’s principal job location or office immediately prior to such change; (iii) a reduction in Employee’s base salary or any material reduction by the Company of Employee’s other compensation or benefits; (iv) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement; (v) any purported termination by the Company of Employee’s employment that is not effected pursuant to a notice of termination in writing which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, and for purposes of this Agreement, no such purported termination shall be effective; and (vi) a material breach of this Agreement by the Company.

4.                  Compensation Upon Termination of Employment.

(a)            Termination by the Company for Cause or Resignation by Employee Without Good Reason. If Employee’s employment is terminated by the Company for Cause or by Employee without Good Reason, the Company shall promptly pay the Employee the following accrued obligations (the “Accrued Obligations”) earned by the Employee on a prorated basis through to the effective date of termination as set forth in the notice of termination: (i) Employee’s base salary, vacation and other cash entitlements accrued through the date of termination shall be paid to Employee in a lump sum of cash on the first regularly scheduled payroll date that is at least ten (10) days after the date of termination to the extent theretofore unpaid, (ii) the amount of any compensation previously deferred by Employee shall be paid to Employee in accordance with the terms of the applicable deferred compensation plan to the extent theretofore unpaid and (iii) amounts that are vested benefits or that Employee is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company at or subsequent to the date of termination, payable in accordance with such plan, policy, practice or program or contract or agreement, and the Company shall have no other severance obligations with respect to Employee under this Agreement.

(b)            Termination by the Company Without Cause or Resignation by the Employee for Good Reason. If Employee’s employment is terminated by the Company without Cause or if Employee resigns for Good Reason, the Company shall provide the Employee the Accrued Obligations through to the expiration of the then current term (i.e., as of the date the next AGM), payable as provided in Section 4(a) hereof.

(c)            Death or Disability. If Employee’s employment is terminated by reason of Employee’s death or Disability, the Company shall pay the Employee (or the Employee's estate or beneficiaries as the case may be) the Accrued-Obligations-earned up through the date of Death or, in the event of Disability, the date of termination, as set forth in Section 4(d). In the event of termination by Death or Disability, the Company shall have no other severance obligations with respect to Employee under this Agreement.

5.                  Confidential Information, etc.

(a)            Employee recognizes and acknowledges that: (i) in the course of Employee’s employment by the Company it will be necessary for Employee to acquire information which could include, in whole or in part, information concerning the Company’s, the subsidiaries’ or the affiliates’ (as used in Sections 5, 6 and 7 hereof, collectively, the “Coronado Group”) sales, sales volume, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customers’ purchases from the Company, the Company’s sources of supply, computer programs, system documentation, special hardware, product hardware, related software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Coronado Group or relating to the Coronado Group’s affairs (collectively referred to herein as the “Confidential Information”); (ii) the Confidential Information is the property of the Coronado Group; (iii) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Coronado Group; and (iv) it is essential to the protection of the Coronado Group’s good will and to the maintenance of the Coronado Group’s competitive position that the Confidential Information be kept secret and that Employee not disclose the Confidential Information to others or use the Confidential Information to Employee’s own advantage or the advantage of others. For purposes of this Agreement Confidential Information shall not include information known by Employee before his employment with the Coronado Group or information that becomes publicly available through some means other than disclosure by Employee in violation of this agreement.

(b)            Employee further recognizes and acknowledges that it is essential for the proper protection of the business of the Coronado Group that Employee be restrained (i) from soliciting or inducing any Employee of the Coronado Group or of any , subsidiary or affiliate of the Coronado Group to leave the employ of the Coronado Group, (ii) from hiring or attempting to hire any Employee of the Coronado Group, (iii) from soliciting the trade of or trading with the customers of the Coronado Group for any business purpose, and (iv) from competing against the Coronado Group each according to the terms of Section 6 following.

6.                  Confidentiality, Non-Compete and Related Covenants.

(a)            Employee agrees to hold and safeguard the Confidential Information in trust for the Coronado Group, its successors and assigns and agrees that he shall not, without the prior written consent of the Company, disclose or make available to anyone for use outside the Company at any time, either during his employment by the Company or subsequent to the termination of his employment by the Company for any reason, including without limitation termination by the Company in a termination for Cause or otherwise, any of the Confidential Information, whether or not developed by Employee, except as required in the performance of Employee’s duties to the Coronado Group. For the avoidance of doubt, this provision shall not prohibit Employee from reporting possible violations of federal law or regulation to any governmental agency or entity or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Company’s approval shall not be required, nor shall notice to the Company be required, in connection with such reports or disclosures.

(b)            Upon the termination of Employee’s employment by the Company or by Employee for any reason, including without limitation termination by the Company in a termination for Cause or otherwise, Employee shall promptly deliver to the Company all originals and copies of correspondence, drawings, blueprints, financial and business records, marketing and publicity materials, manuals, letters, notes, notebooks, laptops, reports, flow-charts, programs, proposals and any documents concerning the Coronado Group’s customers or concerning products or processes used by the Coronado Group and, without limiting the foregoing, shall promptly deliver to the Company any and all other documents or materials containing or constituting Confidential Information.

(c)            Subject to the provisions of Section 6(f) hereof, Employee agrees that during his employment by the Company he shall not, directly or indirectly, solicit the trade of, or trade with, any customer or prospective customer of the Coronado Group for any business purpose other than for the benefit of the Coronado Group. Upon termination of Employee’s employment by the Company, including without limitation termination by the Company in a termination for Cause or otherwise, or upon the resignation of the Employee except in the case of Good Reason, Employee further agrees that for a period of one year after such termination of employment hereunder, Employee shall not, directly or indirectly, solicit the trade of, or trade with, any customers or suppliers, or prospective customers or suppliers, of the Coronado Group, or solicit or induce, or attempt to solicit or induce, any employee of the Coronado Group to leave the Coronado Group for any reason whatsoever or hire any employee of the Coronado Group.

(d)               Subject to the provisions of Section 6(f) hereof, during the period of Employee’s employment hereunder and upon termination of Employee’s employment by the Company, including without limitation termination by the Company for Cause, or upon the resignation of the Employee except in the case of Good Reason, Employee agrees that for a period of one year after such termination of employment hereunder, Employee shall not, in any Competitive Territory, engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business. For purposes of this Agreement, (i) the term “Competing Business” shall mean the production or sales of metallurgical bituminous coal, and (ii) the term “Competitive Territory” shall mean the United States of America, Australia and any other nation in which, to the knowledge of Employee, the Company has made or considered making such sales, either itself or through a subsidiary, affiliates or joint venture partner, during the last two years prior to the termination of Employee’s employment hereunder.

(e)               Prior to accepting employment during the non-compete period referred to herein, Employee shall notify the Company in order to determine if the position Employee is seeking violates this Agreement.

(f)                Notwithstanding the provisions of Sections 6(c) or 6(d) to the contrary, the Company, in its sole and absolute discretion, may, by written notice delivered to Employee promptly after the termination of Employee’s employment by the Company or the resignation of Employee, elect to waive and not enforce the non-solicitation and non-compete provisions of Sections 6(c) and 6(d). The Company’s decision to waive or not enforce a non-solicitation or non-compete provision in any incidence under this Agreement does not waive any such provision for any other incidence, act or action of the Employee which could be considered a violation of either non-compete or non-solicitation provision.

(g)       Discoveries and Inventions; Work Made for Hire.

(i)       During the period of Employee’s employment Employee agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Employee for the Company, Employee does hereby assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. During the one-year period following any termination of Employee’s employment (as set forth below), Employee agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Employee for the Company, Employee shall assign, and does hereby assign, to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Employee has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Employee conceives and/or develops entirely on Employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either: (x) relates to the business of the Company, or (y) relates to the Company’s actual or demonstrably anticipated research or development, or (z) results from any work performed by Employee for the Company. Employee agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by Employee, either solely or jointly with others, within one year following termination of Employee’s employment shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(ii)       In order to determine the rights of Employee and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Employee agrees that during Employee’s employment, and for one year after termination of Employee’s employment Employee will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Employee solely or jointly with others. The Company agrees to keep any such disclosures confidential. Employee also agrees to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company. Employee agrees that at the request of and without charge to the Company, but at the Company’s expense, Employee will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Employee will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten (10) business days, to secure Employee’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee irrevocably designates and appoints the VP, Chief Legal Officer and Secretary of the Company as Employee’s attorney-in-fact to act on Employee’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(iii)       Employee acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Employee during Employee’s employment with the Company will be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items will belong to the Company. The item shall recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) Coronado Global Resources, Inc., All Rights Reserved,” and shall be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

7.                  Injunctive and other relief.

(a)            Employee represents that his experience and capabilities are such that Sections 5 and 6 hereof not prevent him from earning his livelihood and acknowledges that it would cause the Coronado Group serious and irreparable injury and cost if Employee were to use his ability and knowledge in competition with the Coronado Group or to otherwise breach the obligations contained in said Sections.

(b)            In the event of a breach by Employee of the terms of this Agreement, the Coronado Group shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Employee and to enjoin Employee from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Employee acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that the Coronado Group shall be entitled to injunctive relief against him in the event of any breach whether or not the Coronado Group may also be entitled to recover damages hereunder.

(c)            It is the intention of the parties that the provisions of Sections 5 and 6 hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

8.                  Arbitration.

Any dispute arising out of or relating to this Agreement or the breach, termination or validation hereof, other than actions for specific performance or an injunction under Section 7 hereof, shall be finally settled by arbitration conducted expeditiously in accordance with the American Arbitration Association Employment Arbitration Rules by three independent and impartial arbitrators. Each party shall appoint one of such arbitrators, and the two arbitrators so appointed shall appoint the third arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16, and judgment on the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Beckley, West Virginia. The arbitrators are not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any damages in excess of compensatory damages.

9.                  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia without giving effect to any choice or conflict of law provision or rule (whether of the State of West Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of West Virginia.

10.              Amendments, waivers, etc.

No amendment of any provision of this Agreement, and no postponement or waiver of any such provision or of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless such amendment, postponement or waiver is in writing and signed by or on behalf of the Company and Employee. No such amendment, postponement or waiver shall be deemed to extend to any prior or subsequent matter, whether or not similar to the subject matter of such amendment, postponement or waiver. No failure or delay on the part of the Company or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.              Assignment.

The rights and duties of the Company under this Agreement may be transferred to, and shall be binding upon, any person or company which acquires or is a successor to the Company, its business or a significant portion of the assets of the Company by merger, purchase or otherwise, and the Company shall require any such acquirer or successor by agreement in form and substance reasonably satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company, as the case may be, would be required to perform if no such acquisition or succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any acquirer or successor in accordance with the operation of law and such acquirer or successor shall be deemed the “Company”, as the case may be, for purposes of this Agreement. Except as otherwise provided in this Section 11, neither the Company nor Employee may transfer any of their respective rights and duties hereunder except with the written consent of the other party hereto.

12.              Interpretation, etc.

The Company and Employee have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Company and Employee and no presumption or burden of proof shall arise favoring or disfavoring the Company or Employee because of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation. The rights and remedies expressly specified in this Agreement are cumulative and are not exclusive of any rights or remedies which either party would otherwise have. The Section headings hereof are for convenience only and shall not affect the meaning or interpretation of this Agreement. For purposes of this Agreement, the term “termination” when used in the context of a condition to, or timing of, payment hereunder shall be interpreted to mean a “separation from service” as that term is used in Section 409A of the Code.

13.              Integration; counterparts.

This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

14.              Code Section 409A.

All amounts payable under this Agreement are intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code (“Section 409A”) specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the “separation pay plan” exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), or both of them, and shall be interpreted in a manner consistent with the applicable exceptions. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. Each installment payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while the Employee is a “specified employee” (as defined by Section 409A), and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Employee’s estate following the Employee’s death. “Termination of employment,” “resignation” or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Section 409A, the Employee’s “separation from service” as defined by Section 409A.

IN WITNESS WHEREOF the due execution hereof as of the date first above written.

Witness:	GAROLD R. SPINDLER

/s/ Christopher P. Meyering	By:	/s/ Garold R. Spindler
Garold R. Spindler

Witness:	CORONADO GLOBAL RESOURCES INC.

/s/ Emma Pollard	By:	/s/ Douglas Thompson
Douglas Thompson
Chief Executive Officer

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